PARSONS LAW FIRM

ATTORNEYS AT LAW

SUITE 2070 SKYLINE TOWER

10900 NE 4TH STREET

BELLEVUE, WASHINGTON 98004

(425) 451-8036    FAX (425) 451-8568

www.parsonslaw.biz

James B. Parsons*                                                                                                                                                                                                                                                    *Also admitted in Oregon and

jparsons@parsonslaw.biz                                                                                                                                                                                                                                         the Northern Mariana Islands

VIA FACSIMILE (212-371-5500) AND ELECTRONIC MAIL

October 10, 2006

Mr. Martin C. Licht
Surrey Associates LLC
600 Lexington Ave.

9th Floor
New York, New York 10022

Re: Modern Technology/InMarketing

Dear Marty:

This letter, when signed by the parties, will constitute an agreement ("Agreement") between Modern Technology Corporation ("Modern Technology") InMarketing Group, Inc. ("InMarketing"), David Weiss and Andrew Perlmutter ("InMarketing Shareholders") and the NIR Group. This Agreement includes the following terms:

  Immediately upon signing this Agreement, Modern Technology will begin the process of spinning-off its ownership interest in InMarketing. No later than six months than the date of this Agreement, Modern Technology will have spun-off its ownership interest in InMarketing to the shareholders of Modern Technology, pro rata. Either the transaction will automatically qualify InMarketing via public company pursuant to an exemption set forth in the SEC SLB 4, or Modern Technology will file a registration statement at its own expense. After either the acceptance by the SEC of InMarketing as a public company, or the registration statement is deemed effective, InMarketing will, on its own initiative, cause a Form 15c2-11 to be filed by a market maker, so that the shares distributed to the shareholders of Modern Technology can be traded either on the OTCBB or a listed exchange, at the option of InMarketing.

  In the event that the registration statement does not become effective or the company is not declared to be public within six months of the date of the agreement, the shares of InMarketing will be released by Modern Technology to the InMarketing Shareholders as calculated pursuant to Section 9.5(d) of the Stock Purchase Agreement between the InMarketing Shareholders and Modern Technology. In addition, a penalty in the amount of 5% of the issued and outstanding stock of Modern Technology will be issued to the InMarketing Shareholders. For each month thereafter that the spin-off is not complete, 5% of the issued and outstanding stock of Modern Technology will be issued to the InMarketing Shareholders.

  Pursuant to the spin-off InMarketing, agrees to accept a portion of the debt owed by Modern Technology to NIR or its affiliates, which amount will be negotiated in good faith by the parties, but will not exceed $750,000. InMarketing will undertake to execute agreements with NIR similar to those executed by Modern Technology with NIR. InMarketing will immediately make available to Modern Technology its financial records for the year ending June 30, 2006. InMarketing will cooperate with the auditors of Modern Technology to allow for the audit to be completed for Modern Technology, and will respond promptly to requests for information and review of documents as received from Modern Technology and/or its auditors.

  Upon completion of the spin-off, InMarketing Shareholders will waive the obligation of Modern Technology to register shares pursuant to convertible preferred shares issued to InMarketing Shareholders, and will surrender those convertible preferred shares back to Modern Technology.

  Upon completion of the spin-off, the parties will waive claims against each other, and will indemnify each other for transactions arising after the spin-off. Modern Technology will indemnify InMarketing for any debt of NIR not assumed by InMarketing, and InMarketing will indemnify any debt of NIR assumed by InMarketing.

  Modern Technology will make all necessary regulatory disclosures required pursuant to this transaction.

If the above terms are acceptable to your clients, please have them indicated their acceptance by executing a copy of this letter as provided below.

Very truly yours,

PARSONS LAW FIRM

/s/ James B. Parsons

JAMES PARSONS

JBP:kpc

Individually and on behalf of InMarketing Group, Inc.:

Accepted by: /s/ Andrew Perlmutter

Andrew Perlmutter

Accepted by: /s/ David Weiss

David Weiss

On behalf of Modern Technology Corporation:

Accepted by: /s/ Anthony K. Welch

Anthony K. Welch, President and CEO

On behalf of NIR Group:

Accepted by: ____________________________________